EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Sendio, s.r.o., a Czech Republic corporation (wholly-owned subsidiary)

Telegen Communication Corporation, a California corporation (wholly-owned subsidiary)

Telegen Display Corporation, a California corporation (wholly-owned subsidiary)

Telegen Display Laboratories, Inc., a California corporation (wholly-owned subsidiary)

Telisar Corporation, a California corporation (majority-owned subsidiary)